Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

The following sets forth unaudited pro forma condensed consolidated financial statements of the Company prepared in accordance with Article 11 of Regulation S-X. The following information should be read in conjunction with the following: (i) the accompanying notes to the unaudited pro forma condensed consolidated financial statements; and (ii) the Company’s audited consolidated financial statements for the year ended December 31, 2022, and related notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K filed with the SEC on April 3, 2023.

The unaudited pro forma condensed consolidated financial statements are based on and have been derived from the Company’s historical consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America and are presented based on assumptions, adjustments, and currently available information described in the accompanying notes.

Description of the Transactions

The unaudited pro forma condensed consolidated financial statements are presented to illustrate the estimated effects of the following transactions:

Asset Purchase Agreement

On August 16, 2022, the Company, Stronghold Digital Mining Holdings LLC (“Stronghold LLC”), SDM and Stronghold Digital Mining BT, LLC, a Delaware limited liability company (“Digital Mining BT”, together with SDM, the “APA Sellers” and, together with the Company and Stronghold LLC, the “APA Seller Parties”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with NYDIG ABL LLC, a Delaware limited liability company formerly known as Arctos Credit, LLC (“NYDIG”), and The Provident Bank, a Massachusetts savings bank (“BankProv” and together with NYDIG, “Purchasers” and each, a “Purchaser”).

Pursuant to the master equipment financing agreement SDM entered into with NYDIG on June 25, 2021 (the “Arctos/NYDIG Financing Agreement”) and the master equipment financing agreement SDM entered into with NYDIG on December 15, 2021 (the “Second NYDIG Financing Agreement” and, together with the Arctos/NYDIG Financing Agreement, the “NYDIG Financing Agreements”), the Seller Parties pledged as collateral under the NYDIG Financing Agreements the APA Collateral, comprised of certain Bitcoin miners the Seller Parties purchased with borrowings under the NYDIG Financing Agreements. Under the Asset Purchase Agreement, the Seller Parties agreed to sell, and the Purchasers (or their respective designee) agreed to purchase, the APA Collateral in a private disposition in exchange for the forgiveness, reduction and release of all principal, interest, and fees owing under each of the NYDIG Financing Agreements, which we refer to as the NYDIG Debt. The Sellers have agreed to clean, service, package, ship and deliver the APA Collateral, and to bear the costs associated with such activities. Following (i) delivery of the APA Collateral to the Purchasers or their designees and (ii) a subsequent inspection period of up to 14 days (which may be extended up to seven additional days), upon acceptance of the APA Collateral, the ownership of such APA Collateral will be transferred to the Purchasers or their designees and the related portion of the NYDIG Debt will be assigned to the Sellers and cancelled pursuant to a master bill of sale in accordance with the Asset Purchase Agreement as a Settlement. In the event of certain failures to satisfy the inspection conditions set forth in the Asset Purchase Agreement, the Company is obligated to replace the APA Collateral that failed to satisfy such inspection conditions with comparable assets, provided that such obligation only applies once the aggregate value of such APA Collateral exceeds $173,651, with respect to BankProv, and $252,532, with respect to NYDIG.

Prior to the date on which (i) APA Seller Parties first breach a material obligation under the Asset Purchase Agreement, (ii) the Asset Purchase Agreement is terminated or if an APA Seller elects not to sell any or all of its APA Collateral, or (iii) an insolvency or liquidation proceeding is commenced by or against the APA Sellers (the “Non-Interference Period”), the Purchasers have agreed not to foreclose on any of the APA Collateral under the NYDIG Financing Agreements. The Seller Parties also granted certain indemnification rights to the Purchasers. The Asset Purchase Agreement also provides for certain termination rights.

Pursuant to the Asset Purchase Agreement, the Seller Parties have granted a release from certain claims arising out of or in connection with the Asset Purchase Agreement and the transactions contemplated thereunder. Further, except for the payment of accrued but unpaid interest through the date of signing of the Asset Purchase Agreement, prior to the earlier of (i) the termination of the Asset Purchase Agreement, (ii) the end of the Non-Interference Period, or (iii) a Seller electing not to sell any of its APA Collateral required to be sold at a settlement, the Sellers will not be required to make payments pursuant to the NYDIG Financing Agreements (although interest shall accrue but not be due and payable) and each Purchaser, in its capacity as the respective lender under the NYDIG Financing Agreements, will not exercise any remedies available as a lender or declare any event of default as a result of the Sellers taking any actions required or directly contemplated by the Asset Purchase Agreement.

On September 30, 2022, the Company completed the BankProv Settlement, relating to the sale of the initial two tranches of the APA Collateral to BankProv pursuant to the Asset Purchase Agreement in exchange for the extinguishment of $27.4 million of principal under the NYDIG Debt and related interest.

On October 13, 2022, the Seller Parties completed the NYDIG Settlement, relating to the sale of three tranches of APA Collateral to NYDIG pursuant to the Asset Purchase Agreement in exchange for the extinguishment of $37.9 million of principal under the NYDIG Debt and related interest.

On October 26, 2022, the Seller Parties completed the transfer of the seventh and final tranche of the APA Collateral to NYDIG pursuant to the Asset Purchase Agreement in exchange for the extinguishment of $2.1 million of principal under the NYDIG Debt and related interest (the “Final Settlement”).

Following the Final Settlement, together with the BankProv Settlement and NYDIG Settlement, the aggregate amount of principal under the NYDIG Debt extinguished is $67.4 million. The sale of all Bitcoin miners included in the APA Collateral that were in the Company’s possession at the Panther Creek Plant and Scrubgrass Plant at the time the Asset Purchase Agreement was executed and the related forgiveness, reduction and release of the NYDIG Debt associated with such Bitcoin miners have been completed.

The disposition of the APA Collateral does not qualify as a discontinued operation as it does not represent a strategic shift that will have a major effect on the Company’s results of operations or financial condition.

WhiteHawk Refinancing

On August 16, 2022, the Company entered into a commitment letter (the “Commitment Letter”) with WhiteHawk to provide for committed financing to refinance the WhiteHawk Financing Agreement and provide up to $20 million in additional commitments (such additional commitments, the “Delayed Draw Facility”) for an aggregate loan not to exceed $60.0 million. Such loans under the Delayed Draw Facility will be available to be drawn for 180 days from the closing date of the WhiteHawk Refinancing Agreement (as defined below). On October 27, 2022, the Company entered into the Credit Agreement with WhiteHawk to refinance the WhiteHawk Financing Agreement, effectively terminating the WhiteHawk Financing Agreement. The Credit Agreement consists of $35.1 million in term loans and a $23.0 million Delayed Draw Facility. Such loans under the Delayed Draw Facility were drawn on the closing date of the Credit Agreement.

The WhiteHawk Refinancing Agreement was entered into by Stronghold LLC as Borrower and is secured by substantially all of the assets of the Company and its subsidiaries and is guaranteed by the Company and certain of its subsidiaries. The WhiteHawk Refinancing Agreement requires equal monthly amortization payments resulting in full amortization at maturity. The WhiteHawk Refinancing Agreement has customary representations, warranties and covenants including restrictions on indebtedness, liens, restricted payments and dividends, investments, asset sales and similar covenants and contains customary events of default. The WhiteHawk Refinancing Agreement contains a covenant requiring the Borrower and its subsidiaries to maintain a minimum (x) of $7.5 million of liquidity at all times, (y) a minimum liquidity of $10 million of average daily liquidity for each calendar month (rising to $20 million beginning July 1, 2023) and (z) a maximum total leverage ratio covenant of (i) 7.5:1.0 for the quarter ending December 31, 2022, (ii) 5.0:1.0 for the quarter ending March 31, 2023, (iii) 4.0:1.0 for the quarter ending June 30, 2023, and (iv) 4.0:1.0 for each quarter ending thereafter.

The borrowings under the WhiteHawk Refinancing Agreement mature on October 26, 2025, and bear interest at a rate of either (i) the Secured Overnight Financing Rate (“SOFR”) plus 10% or (ii) a reference rate equal to the greater of (x) 3%, (y) the federal funds rate plus 0.50% and (y) the Term SOFR rate plus 1%, plus 9%. The loan under the Delayed Draw Facility was issued with 3% closing fee on the drawn amount, paid when such amount was drawn. Amounts drawn on the WhiteHawk Refinancing Agreement are subject to a prepayment premium such that the lenders thereunder achieve a 20% return on invested capital. The Company also issued a stock purchase warrant to WhiteHawk in conjunction with the closing of the WhiteHawk Refinancing Agreement, which provides for the purchase of an additional 4,000,000 shares of Class A common stock at an exercise price of $0.01 per share. Borrowings under the WhiteHawk Refinancing Agreement may also be accelerated in certain circumstances.

On February 6, 2023, the Company, Stronghold LLC, as borrower, their subsidiaries and WhiteHawk Capital Partners LP, as collateral agent and administrative agent, and the other lenders thereto, entered into the First Amendment in order to modify certain covenants and remove certain prepayment requirements contained therein. Following the First Amendment, Stronghold LLC will be permitted to pay interest in kind in each month that its average daily cash balance (including cryptocurrencies) is less than $5,000,000, up to a maximum of six elections during the life of the Credit Agreement. As a result of the First Amendment, amortization payments for the period from February 2023 through July 2024 will not be required, with monthly amortization resuming July 31, 2024. Beginning June 30, 2023, following a five month holiday, Stronghold LLC will make monthly prepayments of the loan in an amount equal to 50% of its average daily cash balance (including cryptocurrencies) in excess of $7,500,000 for such month. The First Amendment also modifies the financial covenants to (i) in the case of the requirement of the Company to maintain a leverage ratio no greater than 4.00:1.00, such covenant will not be tested until the fiscal quarter ending September 30, 2024 and (ii) in the case of the minimum liquidity covenant, modified to require minimum liquidity at any time to be not less than: (A) until March 31, 2024, $2,500,000; (B) during the period beginning April 1, 2024 through and including December 31, 2024, $5,000,000; and (C) from and after January 1, 2025, $7,500,000. The average monthly minimum liquidity requirement has been removed entirely. The First Amendment requires the Company to produce a budget, to be approved by the Required Lenders (as defined therein), and to resolve all claims of and amounts payable to Bruce & Merrilees Electric Company in a manner satisfactory to the Required Lenders by February 28, 2023.

During the term of the Credit Agreement, the administrative agent (at the direction of the Required Lenders) will have the right to designate a board observer to attend meetings of the Board and all committees thereof. Such person will not be entitled to vote on or consent to any matters presented to the Board or any committees thereof. Such observer may be excluded from certain meetings or discussions in limited circumstances. The Company will reimburse the observer for its reasonable out-of-pocket expenses incurred in connection with attending any meetings, but none of the lenders or such observer will receive any additional compensation or remuneration for such services.

Further, the Company agreed to appoint an additional independent director that is reasonably satisfactory to the required lenders to its Board to serve until the Company’s next annual meeting, and to nominate such person for election at its next annual meeting. Further, the failure of the Sponsor, which includes Q Power LLC (which is controlled by Greg Beard, the Chairman and Chief Executive Officer of the Company), to vote for such person as a director will constitute an event of default under the Credit Agreement. On March 7, 2023, the Board appointed Thomas Doherty to the Board.

Convertible Note Exchange

On December 30, 2022, the Company entered into an exchange agreement (the “Exchange Agreement”) with the holders (the “Holders”) of the Company’s Amended and Restated 10% Notes (the “Notes”) whereby the Notes were to be exchanged for shares of a new series of convertible preferred stock (the “Series C Preferred Stock”) that, among other things, will convert into shares of Common Stock or pre-funded warrants that may be exercised for shares of Class A common stock (“Pre-funded Warrants”), at a conversion price of $0.40 per share. The Exchange Agreement closed on February 20, 2023. Pursuant to the Exchange Agreement, the Holders received an aggregate 23,102 shares of the Series C Preferred Stock in exchange for the cancellation of an aggregate $17,893,750 of principal and accrued interest, representing all of the amounts owed to the Holders under the Notes.

Bruce and Merrilees Settlement Agreement

On March 28, 2023, the Company entered into a Settlement Agreement (the “B&M Settlement Agreement”) with its electrical contractor, Bruce – Merrilees Electric Co. (“B&M”). Pursuant to the B&M Settlement Agreement, B&M eliminated an estimated $11.4 million outstanding payable in exchange for a Promissory Note in the amount of $3,500,000 (the “B&M Note”) and a Stock Purchase Warrant for the right to purchase from the Company 3,000,000 shares of Class A Common Stock at an exercise price of $0.0001 per share (the “B&M Warrant”).

Pursuant to the B&M Settlement Agreement, B&M released ten (10) 3000kva transformers to the Company and fully cancelled ninety (90) transformers remaining under a pre-existing order with a third-party supplier. The terms of the B&M Settlement Agreement include a mutual release of all pre-existing claims.

Pursuant to the B&M Note, the first $500,000 of the principal amount of the loan shall be payable in four equal monthly installments of $125,000 beginning on April 30, 2023, so long as (i) no default or event of default has occurred or is occurring under the WhiteHawk Credit Agreement and (ii) no PIK Option (as such term is defined in the WhiteHawk Credit Agreement, as defined below) has been elected by the Company. The principal amount under the B&M Note bears interest at seven and one-half percent (7.5%).

Simultaneous with the B&M Settlement Agreement, the Company and each of its subsidiaries entered into a Subordination Agreement with B&M and WhiteHawk Capital Partners LP (“Whitehawk Capital”) pursuant to which all obligations, liabilities and indebtedness of every nature of the Company and each of its subsidiaries owed to B&M pursuant to the B&M Note, B&M Settlement Agreement and otherwise shall be subordinate and subject in right and time of payment, to the prior payment of full of the Company’s obligation to WhiteHawk pursuant to the WhiteHawk Credit Agreement.

Under Article 11 of Regulation S-X, the sale of the APA Collateral in the Asset Purchase Agreement described above constitutes a significant disposition. The other transactions described above for which disclosure of pro forma financial information was considered material have been consummated or are considered probable to be consummated.

As a result of these transactions, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements. Except as set forth herein, the unaudited pro forma condensed consolidated balance sheet as of December 31, 2022, and statement of operations for the year ended December 31, 2022, give pro forma effect to these transactions as if they occurred on December 31, 2022 (in the case of the balance sheet), or January 1, 2022 (in the case of the statement of operations).

The unaudited pro forma condensed consolidated financial statements include unaudited pro forma adjustments that are factually supportable and directly attributable to the transactions. In addition, the unaudited pro forma adjustments are expected to have a continuing impact on the Company’s results. The Company has prepared the unaudited pro forma condensed consolidated financial statements for illustrative purposes only and it does not purport to represent what the results of operations or financial condition would have been had the transactions actually occurred on the dates indicated, nor does the Company purport to project the results of operations or financial condition for any future period or as of any future date. Actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial statements for various reasons, including but not limited to, the differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial statements and actual results and our ability to complete, either in part or in full, the transactions that have not yet occurred.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2022

	Historical	Pro Forma Adjustments					Pro Forma
	December 31, 2022	Asset Purchase Agreement	WhiteHawk Refinancing	Convertible Note Exchange	B&M Settlement	Notes	December 31, 2022
ASSETS:
Cash and cash equivalents	$13,296,703	$-	$-	$-	$-	(a)	$13,296,703
Digital currencies	109,827	-	-	-	-		109,827
Digital currencies, restricted	-	-	-	-	-		-
Accounts receivable	10,837,126	-	-	-	-		10,837,126
Due from related parties	73,122	-	-	-	-		73,122
Prepaid insurance	4,877,935	-	-	-	-		4,877,935
Inventory	4,471,657	-	-	-	-		4,471,657
Other current assets	1,975,300	-	-	(916,613)	-	(h)	1,058,687
Total current assets	35,641,670	-	-	(916,613)	-		34,725,057
Equipment deposits	10,081,307	-	-	-	-	(b)	10,081,307
Property, plant and equipment, net	167,204,681	-	-	-	(6,007,500)	(c), (i)	161,197,181
Land	1,748,440	-	-	-	-		1,748,440
Road bond	211,958	-	-	-	-		211,958
Operating lease right-of-use assets	1,719,037	-	-	-	-		1,719,037
Security deposits	348,888	-	-	-	-		348,888
TOTAL ASSETS	$216,955,981	$-	$-	$(916,613)	$(6,007,500)		$210,031,868
LIABILITIES:
Current portion of long-term debt, net of discounts and issuance fees	$17,422,546	$-	$-	$(16,812,500)	$500,000	(d), (e), (h), (i)	$1,110,046
Current portion of operating lease liabilities	593,063	-	-	-	-		593,063
Financed insurance premiums	4,587,935	-	-	-	-		4,587,935
Forward sale contract	-	-	-	-	-		-
Accounts payable	27,540,317	-	-	-	(11,426,720)	(i)	16,113,597
Due to related parties	1,375,049	-	-	-	-		1,375,049
Accrued liabilities	8,893,248	-	-	(655,500)	-	(h)	8,237,748
Total current liabilities	60,412,158	-	-	(17,468,000)	(10,926,720)		32,017,438
Asset retirement obligation	1,023,524	-	-	-	-		1,023,524
Contract liabilities	351,490	-	-	-	-		351,490
Long-term operating lease liabilities	1,230,001	-	-	-	-		1,230,001
Paycheck Protection Program Loan	-	-	-	-	-		-
Warrant liabilities	2,131,959	-	-	-	-		2,131,959
Long-term debt, net of discounts and issuance fees	57,027,118	-	-	-	3,000,000	(e), (i)	60,027,118
Total liabilities	122,176,250	-	-	(17,468,000)	(7,926,720)		96,781,530
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK:
Common Stock - Class V; $0.0001 par value; 34,560,000 shares authorized and 26,057,600 shares issued and outstanding	11,754,587	-	-	-	-		11,754,587
Total redeemable common stock	11,754,587	-	-	-	-		11,754,587
STOCKHOLDERS’ EQUITY (DEFICIT):
Noncontrolling Series A redeemable and convertible preferred stock; $0.0001 par value; $5,000,000 aggregate liquidation value; 0 and 1,152,000 shares issued and outstanding as of December 31, 2022, and 2021, respectively.	-	-	-	-	-		-
Series C convertible preferred stock; $0.0001 par value; 23,102 and 0 shares issued and outstanding as of December 31, 2022, and 2021, respectively.	-	-	-	2	-	(h)	2
Common Stock – Class A; $0.0001 par value; 685,440,000 shares authorized; 31,710,217 and 20,016,067 shares issued and outstanding as of December 31, 2022, and 2021, respectively.	3,171	-	-	-	-		3,171
Accumulated deficits	(240,443,302)	-	-	(29,140,285)	179,338	(g), (h), (i)	(269,404,249)
Additional paid-in capital	323,465,275	-	-	45,691,670	1,739,882	(f), (h), (i)	370,896,827
Total stockholders’ equity (deficit)	83,025,144	-	-	16,551,387	1,919,220		101,495,751
Total redeemable common stock and stockholders’ equity (deficit)	94,779,731	-	-	16,551,387	1,919,220		113,250,338
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$216,955,981	$-	$-	$(916,613)	$(6,007,500)		$210,031,868

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2022

	Historical	Pro Forma Adjustments					Pro Forma
	Year Ended December 31, 2022	Asset Purchase Agreement	WhiteHawk Refinancing	Convertible Note Exchange	B&M Settlement	Notes	Year Ended December 31, 2022
OPERATING REVENUES:
Cryptocurrency mining	$58,763,565	$(19,062,900)	$-	$-	$-	(j)	$39,700,665
Energy	41,194,237	6,901,126	-	-	-	(k)	48,095,363
Capacity	5,469,648	-	-	-	-		5,469,648
Cryptocurrency hosting	459,872	-	-	-	-		459,872
Other	145,780	-	-	-	-		145,780
Total operating revenues	106,033,102	(12,161,774)	-	-	-		93,871,328
OPERATING EXPENSES:
Fuel	28,780,110	-	-	-	-		28,780,110
Operations and maintenance	57,030,189	-	-	-	-		57,030,189
General and administrative	44,460,810	-	-	-	-	(l)	44,460,810
Impairments on digital currencies	8,339,660	(2,163,063)	-	-	-	(m)	6,176,597
Impairments on equipment deposits	17,348,742	-	-	-	-		17,348,742
Impairments on miner assets	40,683,112	-	-	-	-		40,683,112
Realized gain on sale of digital currencies	(1,102,220)	-	-	-	-		(1,102,220)
Loss on disposal of fixed assets	2,511,262	-	-	-	-		2,511,262
Realized loss on sale of miner assets	8,012,248	-	-	-	-		8,012,248
Depreciation and amortization	47,235,344	-	-	-	-		47,235,344
Total operating expenses	253,299,257	(2,163,063)	-	-	-		251,136,194
NET OPERATING LOSS	(147,266,155)	(9,998,711)	-	-	-		(157,264,866)
OTHER INCOME (EXPENSE):
Interest expense	(13,911,008)	2,239,640	412,762	655,500	-	(n), (o), (q)	(10,603,106)
Loss on debt extinguishment	(40,517,707)	-	-	(29,795,785)	-	(p), (q)	(70,313,492)
Gain on extinguishment of PPP loan	841,670	-	-	-	-		841,670
Changes in fair value of warrant liabilities	4,226,171	-	-	-	-		4,226,171
Realized gain on sale of derivative contract	90,953	-	-	-	-		90,953
Changes in fair value of forward sale derivative	3,435,639	-	-	-	-		3,435,639
Changes in fair value of convertible note	(2,167,500)	-	-	-	-		(2,167,500)
Other	95,970	-	-	-	179,338	(r)	275,308
Total other income (expense)	(47,905,812)	2,239,640	412,762	(29,140,285)	179,338		(74,214,357)
NET LOSS	$(195,171,967)	$(7,759,071)	$412,762	$(29,140,285)	$179,338		$(231,479,223)
NET LOSS attributable to noncontrolling interest	(105,910,737)	(4,538,669)	241,445	(13,144,308)	80,894		(123,271,375)
NET LOSS attributable to Stronghold Digital Mining, Inc.	$(89,261,230)	$(3,220,402)	$171,317	$(15,995,977)	$98,444		$(108,207,848)
NET LOSS attributable to Class A common shareholders
Basic	$(3.45)						$(3.75)
Diluted	$(3.45)						$(3.75)
Weighted average number of Class A common shares outstanding
Basic	25,849,048	-	-	-	3,000,000		28,849,048
Diluted	25,849,048	-	-	-	3,000,000		28,849,048

STRONGHOLD DIGITAL MINING, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The December 31, 2022, unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect the transactions as if they had occurred on December 31, 2022. The unaudited pro forma condensed consolidated statement of operations gives effect to the pro forma adjustments to reflect the transactions as if they had occurred as of January 1, 2022. The unaudited pro forma adjustments related to the transactions are based on available information and assumptions that management believes are directly attributable to the transactions, factually supportable, and are expected to have a continuing impact on the Company’s results of operations with respect to the unaudited condensed consolidated statement of operations.

Note 2 – Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following adjustments have been made to the accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2022.

(a)	The as reported December 31, 2022, balance sheet reflects the net proceeds of approximately $21.6 million in relation to the WhiteHawk Delayed Draw Facility.

(b)
The as reported December 31, 2022, balance sheet reflects the elimination of equipment deposits of approximately $32.6 million from the Asset Purchase Agreement on cryptocurrency machines the Company had not yet taken delivery of, which were included in the cryptocurrency machines pledged as collateral in the transaction. There is no impact to the Company’s operating revenues and expenses for the removal of these cryptocurrency machines as they have not yet been revenue generating for the Company.

(c)
The as reported December 31, 2022, balance sheet reflects the elimination of approximately $53.5 million of cryptocurrency machines under the Asset Purchase Agreement. The Company had received and placed in service at various times during the years ended December 31, 2022, and 2021. Components of the Company’s property, plant and equipment, net impacted were as follows:

December 31, 2022
Cryptocurrency machines and powering supplies	$(61,487,092)
Accumulated depreciation and amortization	7,989,172
Net impact	$(53,497,920)

(d)
The as reported December 31, 2022, balance sheet reflects the reduction to outstanding long-term debt under the Asset Purchase Agreement resulting from the forgiveness, reduction and release of all principal, interest, and fees owed under the NYDIG Debt. Components of the reduction to the long-term debt were as follows:

December 31, 2022
Arctos/NYDIG Financing Agreement (loan #3) with a term of 24 months	$3,432,262
Arctos/NYDIG Financing Agreement (loan #4) with a term of 24 months	4,792,062
Second NYDIG Financing Agreement (schedule #2) with a term of 24 months	16,734,327
Second NYDIG Financing Agreement (schedule #3) with a term of 24 months	14,050,000
Net pro forma impact	$39,008,651
Current portion of long-term debt, net of discounts and issuance fees	$39,008,651
Long-term debt, net of discounts and issuance fees	$—

(e)
The as reported December 31, 2022, balance sheet reflects a change in the classification of the WhiteHawk outstanding long-term debt between current liabilities of approximately $27.5 million and long-term liabilities of approximately $53.5 million after giving effect to the terms and Delayed Draw Facility set forth in the WhiteHawk Refinancing Agreement, as well as the First Amendment to the WhiteHawk Refinancing Agreement.

(f)
The as reported December 31, 2022, balance sheet reflects a change in additional paid-in capital to record the fair market value of stock purchase warrants issued to WhiteHawk in conjunction with the closing of the WhiteHawk Refinancing Agreement, which provides for the purchase of an additional 4,000,000 shares of Class A common stock at an exercise price of $0.01 per share.

(g)
The as reported December 31, 2022, balance sheet reflects a change in accumulated deficit resulting from the impact of the loss on debt extinguishment of approximately $7.7 million associated with the WhiteHawk Refinancing Agreement plus interest of approximately $0.2 million paid directly to WhiteHawk upon closing of the WhiteHawk Refinancing Agreement.

(h)
Reflects reductions in the current portion of long-term debt and accrued interest of approximately $16.8 million and $0.7 million, respectively, offset by the increase in stockholders’ equity associated with the issuance of Series C Convertible Preferred Stock as of December 31, 2022, which has been recorded to additional paid-in capital at fair market value. The pro forma balance sheet as of December 31, 2022, also reflects a change in other current assets of approximately $0.9 million, which represents equity offering costs reclassified to additional paid-in capital upon issuance of the Series C Convertible Preferred Stock. The change in accumulated deficit results from the impact of a reduction to interest expense of approximately $0.7 million and a loss on debt extinguishment of approximately $29.8 million for the year ended December 31, 2022.

(i)
Reflects increases in the current portion of long-term debt and long-term debt of $0.5 million and $3.0 million, respectively, and a reduction in accounts payable of approximately $11.4 million as of December 31, 2022, associated with the B&M Settlement Agreement. The pro forma balance sheet as of December 31, 2022, also reflects changes in property, plant and equipment to adjust for returned transformers and additional paid-in capital to record the fair market value of stock purchase warrants issued to B&M as part of the B&M Settlement Agreement. The change in accumulated deficit results from the impact of a non-operating gain of approximately $0.2 million for the year ended December 31, 2022.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following adjustments have been made to the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2022.

(j)
Represents the elimination of approximately $19.1 million of cryptocurrency mining revenues during the year ended December 31, 2022, for the disposition of the APA Collateral assets under the Asset Purchase Agreement.

(k)
Represents energy revenues of approximately $6.9 million that would have been recognized during the year ended December 31, 2022, from the sale of available energy through PJM Interconnection that would not have been consumed by the cryptocurrency machines sold in the transaction. When the Company has available energy, the Company has agreed to routinely sell the available energy in the wholesale generation market in the PJM Interconnection as a market participant. The adjustment was derived from the energy volume expected to be available each month and the average energy price each month.

(l)	The as reported year ended December 31, 2022, statement of operations reflects the recognition of approximately $2.1 million of transaction costs associated with the Asset Purchase Agreement.

(m)
Reflects the elimination of approximately $2.2 million during the year ended December 31, 2022, of an impairment of digital currencies for the cryptocurrency that would not have been mined had the Company not operated the cryptocurrency machines sold in the Asset Purchase Agreement.

(n)
Reflects a reduction to interest expense of approximately $2.2 million during the year ended December 31, 2022, associated with the forgiveness, reduction and release of all principal, interest and fees owed on the NYDIG Debt under the terms of the Asset Purchase Agreement.

(o)
Reflects a reduction to interest expense of approximately $0.4 million during the year ended December 31, 2022, on the WhiteHawk outstanding long-term debt after giving effect to the interest terms included in the WhiteHawk Refinancing Agreement.

(p)
The as reported year ended December 31, 2022, statement of operations reflects the loss on debt extinguishment of approximately $7.7 million recognized during the year ended December 31, 2022, associated with the WhiteHawk Refinancing Agreement.

(q)
Reflects a reduction to interest expense of approximately $0.7 million and a loss on debt extinguishment of approximately $29.8 million for the year ended December 31, 2022, associated with the exchange of Convertible Notes for Series C Convertible Preferred Stock.

(r)	Reflects a non-operating gain of approximately $0.2 million for the year ended December 31, 2022, associated with the B&M Settlement Agreement.